Exhibit 22.1 to Form 8-K of Kaneb Pipe Line Partners, L.P.


News Release:

For immediate release                             For more information, contact:
                                                      Investor Relations
                                                        (972) 699-4055


      KANEB SERVICES ANNOUNCES PLAN TO UNLOCK COMPANY VALUE BY DISTRIBUTING ITS PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESS TO SHAREHOLDERS

                                   Highlights

o Shareholders will receive immediate, significant benefit through long-term, cash-yielding shares of new entity

o Shareholders will retain shares in growth-oriented technology and technical services business

o    Company intends to complete distribution by mid-year 2001

DALLAS, TEXAS (November 27, 2000) - Kaneb Services, Inc. (NYSE: KAB) today announced the decision of the Board of Directors to unlock the Company's value by distributing its pipeline, terminaling and product marketing business to its shareholders in the form of a new Limited Liability Company (L.L.C.). This new L.L.C. will own the general partner interest and 5.1 million limited partner units of Kaneb Pipe Line Partners, L.P. (the Partnership), currently held by Kaneb Services, and the Company's wholly owned petroleum product marketing subsidiary. Kaneb Services' shareholders will retain their stake in the Company's growth businesses, which are focused on technology and technical services.

"We are very pleased to announce the plan to distribute our pipeline, terminaling and product marketing business to our shareholders, giving them both immediate value and a strong cash-yielding security for the long term," said John R. Barnes, Chairman, President and CEO of Kaneb Services, Inc. "We are equally excited that this plan will unlock our value as a growth company focused on information technology and technical services, which are valuable businesses in the marketplace and in the stock market."

The Company's intention is to complete this action by mid-year 2001. The Company also intends to apply for listing of the L.L.C. on the New York Stock Exchange, where the Partnership units as well as Kaneb Services' common stock currently trade.

According to Mr. Barnes, "We have elected to create this entity in the form of an L.L.C., which will be treated as a partnership for Federal income tax purposes. This maximizes value for our shareholders by allowing us to distribute available cash on a quarterly basis and eliminate double taxation. We believe that the L.L.C. value is greater than what the whole company has recently been trading at. At the same time, our shareholders will retain their stake in a strong growth company focused on technology and technical services."

Unlike a dividend that is taxed at the full rate for ordinary income, the planned distribution of pro-rata shares in the new L.L.C. will be taxed at a capital gains rate, and that rate will apply only to a portion of the value distributed to the shareholders. The taxable portion is the amount by which the market value of the L.L.C. shares, when they are distributed, exceeds an allocated portion of the cost of Kaneb Services' shares. A shareholder's new basis in the L.L.C. shares, which can be used, going forward, to shelter ordinary income from future L.L.C. distributions, is the same as the market value of the L.L.C. shares when distributed. Kaneb Services will apply its valuable net operating loss carryforwards to minimize the Company's taxable gain from this transaction.

"We are very pleased to announce this exciting  plan," Mr. Barnes said. "We will
deliver  an  immediate  and  significant   benefit  to  our  shareholders,   and
substantial opportunities for growth in the future."

ABOUT KANEB PIPELINE, TERMINALING AND PRODUCT MARKETING

As general partner, Kaneb Services operates, manages and controls the operations of Kaneb Pipe Line Partners, L.P. through its wholly owned subsidiary, Kaneb Pipe Line Company (KPL), which owns a general partner interest and a 28% limited partner interest (5.1 million units).

Kaneb Pipe Line Partners, L.P. (NYSE: KPP) is engaged in the transport of refined petroleum products and the terminaling and storage of petroleum products and specialty liquids. The Partnership was formed in September 1989 to own a 2,075 mile common carrier pipeline system operating from Kansas to North Dakota that has been managed by Kaneb Pipe Line Company, the general partner, since 1953. The Partnership increased its pipeline assets with the purchase of 550 miles of pipeline in Wyoming, Colorado and South Dakota in February 1995, and 175 miles in Iowa and South Dakota in December 1998. The Partnership entered the liquids terminaling business with a large acquisition in 1993, and has more than tripled the size of this operation through subsequent acquisitions. The Partnership is a major transporter of refined petroleum products in the Midwest and is the third largest independent liquids terminaling company in the United States. Worldwide operations include 61 facilities in 26 states and the United Kingdom.

In the third quarter 2000, the Partnership announced the largest acquisition in its history, which, when completed, will significantly increase the Partnership's West Coast presence and add 7.8 million barrels to its total tankage capacity. In the same period, the Partnership also announced an East Coast acquisition that will add another 1.6 million barrels to its total capacity.

Kaneb Services' product marketing group operates as a gasoline and petroleum products wholesaler in the Great Lakes and Rocky Mountain regions, as well as California. The product marketing group buys product from major oil companies and small refineries, and resells to more than 200 independent distributors. This group occupies an important niche in petroleum products distribution, providing gasoline producers another outlet for their production and independent distributors a reliable source of product.

For the trailing  twelve-month  period  (October 1, 1999 through  September  30,
2000), cash distributions to Kaneb Services from its Partnership interests and cash flow from its product marketing business totaled $18.9 million, exclusive of any accounting and other adjustments that may be made in the preparation of pro formas that will be included in an information statement to be published to shareholders before the L.L.C. distribution.

ABOUT KANEB TECHNOLOGY AND TECHNICAL SERVICES

Kaneb Services' Information Technology Group is comprised of complementary businesses in niche, high-growth, technology-based markets. InformaTech, Inc.
(ITI), is a provider of Internet and Intranet communications and applications, network design and installation, bandwidth infrastructure implementation, secure network architecture and fiber cabling. InformaTech's medical technology services division specializes in telemedicine planning, design, implementation, application development and systems integration, including the design of Virtual Radiology Environments (VRE) that allow transmission of real-time digital images for diagnosis by medical specialists worldwide. Ellsworth Associates, Inc., is a leading provider of complex systems design and applications programming, and is well known for its expertise in creating Internet-based systems for state-of-the-art database applications. Double Eagle Communications and Cabling, Inc. is a leading provider of voice and data cabling and network support services. Fields Financial Services, Inc. provides data management services for financial institutions, insurance companies and equipment leasing companies. Its services include coordination of high-volume communications among financial institutions, insurance companies and borrowers regarding the status of insurance coverage.

Furmanite Worldwide, Inc., one of the world's largest specialty technical services companies, partners with clients to solve a variety of engineering problems in a rapid, reliable manner. From energy and pulp and paper, to refineries and pharmaceutical plants, to petrochemical and chemical plants, to food processing and national defense work, Furmanite offers a portfolio of engineering solutions to the challenges inherent in multiple industries. Furmanite operates more than 40 offices on five continents.

As reported for the trailing twelve-month period (October 1, 1999 through September 30, 2000), business segment revenues for technology and technical services totaled $137.2 million and operating income totaled $12.2 million.

ABOUT KANEB SERVICES, INC.

Kaneb Services, Inc. (NYSE: KAB) provides technology and technical services worldwide. Headquartered in Dallas, Texas, Kaneb Services' operations consist of information technology companies focused on network services, data management and telemedicine, and an international technical services firm. Kaneb Services, as general partner, also manages and operates the pipeline and terminal assets owned by Kaneb Pipe Line Partners, L.P. (NYSE: KPP), and operates a refined petroleum product marketing service. For more information, visit www.kaneb.com.

Certain of the Company's statements in this press release are not purely historical, and as such are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management's intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company's business, and other risks and uncertainties detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.